Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 333-68412


                              LIFECELL CORPORATION

                    Supplement No. 1 Dated December 17, 2004
                      To Prospectus Dated September 6, 2001

     As a result of the sale of warrants to purchase an aggregate of 437,500 shares of our common stock by Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., which shares of common stock underlying such warrants were originally included in the accompanying prospectus dated September 6, 2001 (the "Prospectus"), the information contained in the chart in the section entitled "Selling Stockholders" commencing on page 19 of the Prospectus is hereby supplemented as follows:

The following selling stockholders' and their information shall be deleted from the Selling Stockholders chart: Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P.

In addition, the following selling stockholder's information shall be added to the Selling Stockholders chart, as follows:

                                   Number of
                                   Shares of                   Common stock beneficially
                                    Common                     owned after the offering
                                    Stock                      ------------------------
          Selling                Beneficially   Shares Being        Number      Percent of
         Stockholder                Owned          Offered        of Shares    Outstanding
-------------------------------  -------------  -------------  --------------  ------------

Pacific Growth Equities, LLC(1)     437,500(2)     437,500(2)        (2)           (2)

(1) Investment and voting control over the shares is exercised by Thomas Dietz, Steve Massocca and Richard Osgood, the board of managers of Pacific Growth Equities, LLC ("Pacific Growth"). Pacific Growth is a registered broker-dealer, makes a market in our common stock from time to time and issues research coverage on us. Pacific Growth may be considered an underwriter in connection with any sale of common stock hereby.

(2) Pacific Growth is the beneficial owner of 437,500 shares of our common stock issuable upon exercise of warrants. As a market maker in our common stock, Pacific Growth regularly buys and sells our common stock and as a result its position in our common stock continually changes.


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